COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE
2009 FOURTH QUARTER AND YEAR

OKLAHOMA CITY, Oklahoma…March 8, 2010… LSB Industries, Inc. (NYSE: LXU) announced today results for the fourth quarter ended December 31, 2009.  These results include $5.0 million of expenses related to the start-up of the chemical plant in Pryor, Oklahoma (“Pryor Facility”).

Fourth Quarter 2009 Financial Highlights Compared to Fourth Quarter 2008:

•	Net sales were $115.3 million, a 35.8% decline from $179.5 million;
•	Operating income was $2.5 million compared to $1.8 million;
•	Net income was $38,000 compared to $3.6 million;
•	Net income applicable to common shareholders was $38,000 compared to $3.6 million;
•	Diluted earnings per common share were less than $0.01 compared $0.16.

Year 2009 Financial Highlights Compared to Year 2008:

•	Net sales were $531.8 million, a 29.0% decline from $749.0 million;
•	Operating income was $40.7 million compared to $59.2 million;
•	Net income was $21.6 million compared to $36.5 million;
•	Net income applicable to common shareholders decreased to $21.3 million from $36.2 million;
•	Diluted earnings per common share were $0.96 compared to $1.58.

Discussion of Fourth Quarter of 2009:

The $64.2 million decline in fourth quarter net sales includes a decrease of $21.4 million in our Climate Control Business and a decrease of approximately $41.1 million in our Chemical Business.

Consolidated operating income was $2.5 million compared to $1.8 million in 2008.

Operating income for the Climate Control Business was $5.6 million, a 30% decline from 2008 primarily primarily as a result of a 26.3% decline in net sales.

The Chemical Business reported an operating loss of $0.4 million in the fourth quarter of 2009, which included $5.0 million of start-up expenses for the Pryor Facility; in the fourth quarter of 2008, the Chemical Business incurred an operating loss of $3.1 million, which included Pryor Facility start-up expenses of $1.0 million.  Excluding the Pryor Facility start-up expenses from both quarters, the Chemical Business’ operating income was $6.7 million higher compared to 2008 due to a number of factors including:

•	The timing of planned major maintenance ($3.7 million),
•	Reduced losses on natural gas and anhydrous ammonia hedge contracts ($3.2 million),
•	2008 firm sales commitments settled in the fourth quarter of 2009, resulting in higher gross profit compared to then current market prices ($1.4 million),
•	Other plant variances and efficiencies ($1.6 million),
•	Partially offset by lower gross profit on agricultural product sales ($3.2 million).

Although our consolidated operating income for the fourth quarter 2009 increased, net income decreased to $38,000 from $3.6 million for the same period of 2008.  This decrease was primarily due to non-operating items in the 2008 fourth quarter, including a $5.5 million pre-tax gain from the repurchase of a portion of the Company’s subordinated debentures partially offset by a $3.1 million loss included in interest expense relating to interest rate contracts used as economic hedges.  Additionally, income taxes for the 2008 fourth quarter included a benefit of $1.0 million compared to a $0.9 million provision for the 2009 fourth quarter.

Discussion of the Year 2009:
The sales decrease of approximately $217.2 million includes a decrease of $45.2 million in our Climate Control Business and a decrease of $166.3 million in our Chemical Business. Operating income for 2009 included approximately $17.2 million of start-up expenses associated with the Pryor Facility.  Expenses associated with maintaining the Pryor Facility were $2.4 million in 2008.

Interest expense was $6.7 million for 2009 compared to $11.4 million for 2008, a decrease of approximately $4.7 million primarily due to $2.0 million of reduced losses associated with our interest rate contracts, a decrease of $1.6 million from the repurchase of the 2007 Debentures and a decrease of $1.1 million due declines in the LIBOR interest rates on our $50.0 million secured term loan.

Pre-tax income in 2009 includes a gain of $1.8 million from the extinguishment of debt as a result of acquiring $11.1 million of our 2007 Debentures at discounts to face value.  The prior year includes a $5.5 million gain from acquiring $19.5 million of these debentures at discounts to face value.

Climate Control Business:

Net sales for the Climate Control Business for the fourth quarter 2009 totaled $59.7 million, a 26.3% decrease from the fourth quarter of 2008 due primarily to reduced construction activity.  The segment’s operating income was $5.6 million for 2009 as compared to $7.9 million for 2008, with the decline primarily attributable to lower sales.

Despite a 26.3% decrease in sales, Climate Control’s gross profit was down only 16.7% or $4.1 million, as the gross margin improved to 33.9% for the fourth quarter of 2009 compared to 30.0% in the fourth quarter of 2008, despite lower factory overhead absorption stemming from a decline in unit sales volumes.  The improvement in gross margin was primarily related to product mix, a $0.4 million gain on copper futures contracts as compared to a $0.6 million loss in 2008, as well as to efficiency improvements in our fan coil manufacturing operation and our engineering and construction services businesses.

Bookings of new product orders during the fourth quarter were $48.5 million compared to $59.1 million in the fourth quarter of 2008 and $49.1 million for the third quarter of 2009.  Lower bookings were primarily due to lower levels of commercial construction activity caused by the recession.  At December 31, 2009, the backlog of confirmed customer product orders was $32.2 million compared to $39.4 million at September 30, 2009 and $68.5 million at December 31, 2008.

Chemical Business:

Net sales for the Chemical Business for the fourth quarter 2009 were $53.7 million, or 43.3% below 2008.  The decrease is primarily attributable to steep declines in commodity prices including the selling prices for our products accompanied by significantly lower raw material feedstock costs and lower tons sold in our mining markets.

The Pryor Facility project to begin production of anhydrous ammonia and UAN is still underway despite numerous delays. In January 2010, we began production of anhydrous ammonia, which is the initial feedstock for the production of UAN, but at production rates lower than our targeted rates. We are continuing to produce and store anhydrous ammonia while we are activating the Urea plant. The start-up of the Urea plant has encountered delays, due to extended lead times to refurbish certain major equipment items, resulting in significant increases in our previous estimates of the start-up costs.  When we reach sustained targeted production rates of UAN, we will issue an announcement.  For 2009, we incurred approximately $17.2 million of expenses primarily consisting of start-up costs. Currently, the Pryor Facility monthly operating start-up costs, prior to production of UAN at sustained targeted rates, are approximately $1.6 million in addition to variable costs such as natural gas and electricity.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated: “Excluding the start-up costs of the Pryor Facility incurred during the fourth quarter, both our Chemical and Climate Control businesses operated profitably in a very challenging economy.”

Mr. Golsen went on to say, “Due to current economic conditions, especially in the commercial construction sector, product orders and sales in our Climate Control Business have declined.  Once the economy turns, we look forward to a resumption of growth in this business.  We have seen some initial positive effects from the tax benefit provisions for geothermal heat pumps, which are part of the federal economic stimulus package, but these gains have been more than offset by the effects of the recession.  We are continuously developing and introducing new green products, and we are investing in programs that we expect will stimulate the growth of our Climate Control Business.”

He continued, “With respect to our Chemical Business, signs point to improvement in 2010 in all of its markets.  We are especially pleased to see UAN pricing firming following a period of low prices.  Looking ahead, the outlook is good for grain and crop production and fertilizer required to support them, including UAN.  Despite the delays, we remain confident that the Pryor Facility will be a valuable asset for LSB once it is fully operational.  We estimate that our all-in costs to refurbish the Pryor Facility are a fraction of the cost to construct a new plant with comparable capacities.”

Discussing LSB’s financial condition, Mr. Golsen noted, “During the fourth quarter, we continued to strengthen our balance sheet, by reducing long-term debt, and increasing cash.  During the fourth quarter, we purchased $1.0 million face value of our Debentures that are due in 2012 in a negotiated transaction at a discount from face value bringing our total purchases of our Debentures during 2009 to $11.1 million face value.  As a result of these and prior acquisitions of these Debentures, only $29.4 million remained outstanding at December 31, 2009.

“While we look forward to an economic recovery, we have and will continue to invest in the areas that we believe have long-term strategic growth potential for LSB.”

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on Monday, March 8, 2010 at 5:15 pm ET/4:15 pm CT to discuss these results and recent corporate developments.  Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 706-679-3079.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers; the manufacture and sale of chemical products for the mining, agricultural and industrial markets; and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to we believe that the Climate Control Business growth will resume once the economy turns; the new green products we continually develop and introduce and the programs we invest in will stimulate the growth of our Climate Control Business; with respect to our Chemical Business, signs point to improved activity in 2010 in all of its markets; the outlook for grain and crop production and fertilizer required to support them, including UAN, is good; that the Pryor Facility will be a valuable asset for LSB and our all-in cost to refurbish the Pryor Facility are a fraction of the cost to construct a new plant with comparable capacities. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2009, for a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.
# # #

See Accompanying Tables

LSB Industries, Inc.
Unaudited Financial Highlights
Years and Three Months Ended December 31, 2009 and 2008

	Year Ended December 31,		Three Months Ended December 31,
	2009	2008	2009	2008
	(In Thousands, Except Share and Per Share Amounts)
Net sales	$531,838	$748,967	$115,300	$179,541
Cost of sales	394,424	610,087	87,094	153,328
Gross profit	137,414	138,880	28,206	26,213

Selling, general and administrative expense	96,374	86,646	25,826	24,013
Provisions for (recovery of) losses on accounts receivable	90	371	(99)	212
Other expense	527	1,184	66	238
Other income	(287)	(8,476)	(65)	(59)
Operating income	40,710	59,155	2,478	1,809

Interest expense	6,746	11,381	1,607	5,018
Loss (gains) on extinguishment of debt	(1,783)	(5,529)	13	(5,529)
Non-operating other expense (income), net	(130)	(1,096)	(58)	29
Income from continuing operations before provisions for (benefits from) income taxes and equity in earnings of affiliate	35,877	54,399	916	2,291
Provisions for (benefit from) income taxes	15,024	18,776	914	(1,041)
Equity in earnings of affiliate	(996)	(937)	(256)	(240)
Income from continuing operations	21,849	36,560	258	3,572

Net loss from discontinued operations	265	13	220	-
Net income	21,584	36,547	38	3,572

Dividends on preferred stocks	306	306	-	-
Net income applicable to common stock	$21,278	$36,241	$38	$3,572

Weighted average common shares:
Basic	21,294,780	21,170,418	21,342,956	21,214,189
Diluted	22,492,446	24,132,738	22,417,153	22,518,578

Income (loss) per common share:
Basic:
Income from continuing operations	$1.01	$1.71	$.01	$.17
Net loss from discontinued operations	( .01)	-	(.01)	-
Net income	$1.00	$1.71	$-	$.17

Diluted:
Income from continuing operations	$.97	$1.58	$.01	$.16
Net loss from discontinued operations	( .01)	-	(.01)	-
Net income	$.96	$1.58	$-	$.16

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2009 and 2008

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements.  Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock, plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions (benefits) for income taxes are as follows:

Years Ended December 31,	Three Months Ended December 31,
2009	2008	2009	2008
(In Thousands)
Current:
Federal	$2,456	$17,388	$(1,789)	$3,747
State	1,337	1,651	845	(101)
Total current	$3,793	$19,039	$(944)	$3,646
Deferred:
Federal	$9,611	$595	$931	$(3,332)
State	1,620	(858)	927	(1,355)
Total deferred	$11,231	$(263)	$1,858	$(4,687)
Provisions (benefits) for income taxes	$15,024	$18,776	$914	$(1,041)

For 2009, the current provision for federal income taxes of approximately $2.5 million includes regular federal income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes.  The current provision for state income taxes of approximately $1.3 million in 2009 includes regular state income tax.

The 2009 deferred tax provision of $11.2 million results from the recognition of changes in our prior year deferred tax assets and liabilities, and the utilization of state NOL carryforwards and other temporary differences.

Our overall effective tax rate of 40.7% in 2009 included adjustments to reconcile the 2008 financial income tax provision to the filed income tax return, permanent tax differences and tax credits.

Note 3:   During 2009 and 2008, we acquired $11.1 million and $19.5 million, respectively aggregate principal amount of the 2007 Debentures for $8.9 million and $13.2 million, respectively.  Accordingly, we recognized gains on extinguishment of debt of $1.8 million and $5.5 million, for 2009 and 2008 respectively, after writing the unamortized debt issuance costs associated with the 2007 Debentures acquired.

Note 4: Information about the Company’s operations in different industry segments for the year and three months ended December 31, 2009 and 2008 is detailed on the following page.

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2009 and 2008

Years Ended December 31,	Three Months Ended December 31,
2009	2008	2009	2008
(In Thousands)
Net sales:
Climate Control	$266,169	$311,380	$59,726	$81,077
Chemical	257,832	424,117	53,743	94,847
Other	7,837	13,470	1,831	3,617
	$531,838	$748,967	$115,300	$179,541

Gross profit: (1)
Climate Control	$92,409	$96,633	$20,237	$24,287
Chemical	42,422	37,991	7,331	810
Other	2,583	4,256	638	1,116
	$137,414	$138,880	$28,206	$26,213

Operating income (loss): (2)
Climate Control	$37,706	$38,944	$5,560	$7,927
Chemical (3)	15,122	31,340	(369)	(3,146)
General corporate expenses and other business operations, net	(12,118)	(11,129)	(2,713)	(2,972)
	40,710	59,155	2,478	1,809

Interest expense	(6,746)	(11,381)	(1,607)	(5,018)
Gain (loss) on extinguishment of debt	1,783	5,529	(13)	5,529
Non-operating other income (expense), net:
Climate Control	8	1	8	-
Chemical	31	27	5	(37)
Corporate and other business operations	91	1,068	45	8
Benefits from (provisions for) income taxes	(15,024)	(18,776)	(914)	1,041
Equity in earnings of affiliate, Climate Control	996	937	256	240
Income from continuing operations	$21,849	$36,560	$258	$3,572

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2009 and 2008

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations.  Operating income by industry segment represents gross profit less selling, general and administrative expense (“SG&A”) incurred plus other income and other expense earned/incurred before general corporate expenses and other business operations, net.  General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(3)	During the year ended December 31, 2008, we recognized operating income of $7.6 million relating to a litigation judgment.

LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)

December 31,
2009	2008
(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$61,739	$46,204
Restricted cash	30	893
Short-term investments	10,051	-
Accounts receivable, net	57,762	78,846
Inventories	51,013	60,810
Supplies, prepaid items and other:
Prepaid insurance	4,136	3,373
Prepaid income taxes	1,642	-
Precious metals	13,083	14,691
Supplies	4,886	4,301
Other	1,626	1,378
Total supplies, prepaid items and other	25,373	23,743

Deferred income taxes	5,527	11,417

Total current assets	211,495	221,913

Property, plant and equipment, net	117,962	104,292

Other assets:
Debt issuance costs, net	1,652	2,607
Investment in affiliate	3,838	3,628
Goodwill	1,724	1,724
Other, net	1,962	1,603
Total other assets	9,176	9,562
	$338,633	$335,767

(Continued on following page)

LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)
	December 31,
	2009	2008
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,553	$43,014
Short-term financing	3,017	2,228
Accrued and other liabilities	23,054	39,236
Current portion of long-term debt	3,205	1,560
Total current liabilities	66,829	86,038

Long-term debt	98,596	103,600

Noncurrent accrued and other liabilities	10,626	9,631

Deferred income taxes	11,975	6,454

Commitments and contingencies

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 25,369,095 shares issued (24,958,330 at December 31, 2008)	2,537	2,496
Capital in excess of par value	129,941	127,337
Accumulated other comprehensive loss	-	(120)
Retained earnings	41,082	19,804
	176,560	152,517
Less treasury stock at cost:
Common stock, 4,143,362 shares (3,848,518 at December 31, 2008)	25,953	22,473
Total stockholders' equity	150,607	130,044
	$338,633	$335,767